Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-58300, 333-4530, 333-38981, 333-86935, 333-76076, 333-87898 and 333-173877 on Form S-8 and Nos. 333-127215, 333-142722 and 333-194032 on Form S-3 of our report, dated February 12, 2016, relating to the consolidated financial statements and the financial statement schedules of Kemper Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 12, 2016